SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant      ☐

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☐      Preliminary Proxy Statement

☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐      Definitive Proxy Statement

☒      Definitive Additional Materials

☐      Soliciting Material Pursuant to Section 240.14a-12

JAMES RIVER COAL COMPANY

(Name of Registrant as Specified in its Charter)

                    N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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901 E. Byrd Street Suite 1600 Richmond, VA 23219 804-780-3000

 April 11, 2013

In connection with James River Coal Company’s (“the Company”) Annual Meeting of Shareholders to be held on May 13, 2013, the Company has hired Morrow & Co. (“Morrow”) to assist with the solicitation of proxies. To aid Morrow with its efforts, the Company prepared and provided to Morrow “Additional Solicitation Materials,” which specifically address Proposal Two in the Company’s Proxy Statement.

Proposal Two asks shareholders to approve potential issuances of the Company’s common stock in transactions designed to raise working capital, improve the Company’s liquidity, and/or restructure or otherwise reduce the Company’s existing debt. For additional information, see the Company’s 2013 Proxy Statement, filed with the U.S. Securities and Exchange Commission on April 4, 2013.

The Additional Solicitation Materials appear below. All references to “the Company,” “us,” “our”, “we,” or “its” refer to James River Coal Company.

ADDITIONAL SOLICITATION MATERIALS

Benefits and Risks

•	We believe that passage of Proposal Two would allow the Company to raise working capital in order to improve our liquidity, to restructure and/or otherwise reduce our existing debt, and ultimately to strengthen our balance sheet and to improve our strategic and financial flexibility. We believe passage of this proposal is therefore in the best interests of the Company and our shareholders.

•	One benefit of such financial flexibility would be to allow the Company to engage in transactions that would reduce the principal amount of its debt to levels that would reflect current conditions in the coal market.

•	One risk of not having such financial flexibility would be the potential difficulty or inability of the Company to refinance its debt on terms acceptable to the Company upon maturity or otherwise.

April 11, 2013

Proposal Results from a Deliberative Process

•	Proposal Two is the result of a deliberative process engaged in by the Company with advice from financial advisory firms and current holders of debt and equity securities, which explored all the viable options for the Company to improve liquidity and reduce debt given its current levels of debt, liquidity needs and available financial options.

•	The conclusion from that process was that the Company should preserve as broad an array of options as possible, including those transactions that could result in issuance of common stock or securities convertible into common stock at less than book value and in amounts greater than 20% of our current shares outstanding. NASDAQ listing rules require the Company to obtain shareholder approval for such transactions, which is why the Company is putting forth Proposal Two.

General Rather than a Specific Proposal

•	We are seeking general approval rather than approval of a specific transaction. This is because we believe that the Company needs the flexibility to be able to expeditiously execute a range of potential transactions rather than only being able to close one particular transaction or type of transaction.

•	A general approval will also allow the Company to expeditiously execute a transaction driven by shifting market conditions, giving the Company a better opportunity to maximize value to its shareholders. The delay required for the Company to secure shareholder approval of a specific transaction might prevent the Company from taking advantage of a beneficial transaction before a market window closes.

•	We believe that seeking a general approval to enter into a range of potential transactions, subject to the parameters reflected in the proxy statement and subject to prevailing market conditions, will allow the Company to move quickly to execute the most advantageous opportunities, and execute in the most efficient manner available.